Exhibit 5.2
DLA Piper LLP (US)
March 4, 2011
Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, TX 75201
Ladies and Gentlemen:
     You have informed us that Rent-A-Center, Inc., a Delaware corporation (“RAC”), and certain subsidiary guarantors of RAC, including The Rental Store, Inc., an Arizona corporation (the “Local Guarantor”), are preparing a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), pursuant to which RAC is registering under the Securities Act of 1933, as amended, an aggregate of $300,000,000 aggregate principal amount of its 6.625% Senior Notes due 2020 (the “Exchange Notes”) and related guarantees in exchange for an equivalent principal amount of RAC’s outstanding 6.625% Senior Notes due 2020 (the “Outstanding Notes”) and related guarantees that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer.
     You have further informed us that the Exchange Notes and related guarantees will be issued (and the Outstanding Notes and related guarantees were issued) pursuant to an Indenture, dated as of November 2, 2010 (the “Indenture”), among RAC, certain subsidiary guarantors of RAC from time to time party thereto, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The Local Guarantor became a party to the Indenture upon the execution and delivery by the Local Guarantor of a Supplemental Indenture, dated December 21, 2010, among RAC, the Local Guarantor and the Trustee (the “Supplemental Indenture”). Accordingly, the Local Guarantor will issue a guarantee with respect to the Exchange Notes (the “Guarantee”).
     In connection with the preparation and filing of the Registration Statement, you have requested that we render to you the opinions set forth below regarding the Local Guarantor.
A. Documents Examined
     In rendering the opinions set forth herein, we have examined following documents (collectively, the “Corporate Documents”):
     (a) the Articles of Merger and Amendment of Diamondback Merger Sub, Inc., a Delaware corporation (“Merger Sub”) with and into Local Guarantor, as filed with the Arizona Corporation Commission on December 21, 2010 (File No. -0154116-3) (the “Articles of Merger”);
     (b) the Organizational Consent of Directors of Merger Sub, dated December 16, 2010;

     (c) the Third Amended and Restated Articles of Incorporation of Local Guarantor, as filed with the Arizona Corporation Commission on December 21, 2010;
     (c) the Bylaws of Local Guarantor; and
     (d) the Supplemental Indenture.
     We have also examined such other corporate documents and records of Local Guarantor and made such other investigation as we have deemed necessary or appropriate to render the opinions set forth below. As to matters of fact material to our opinions set forth below, we have relied, without independent investigation or inquiry, on certificates of public officials and relevant public records.
B. Opinions
     Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth below, it is our opinion that:
     1. Local Guarantor is a corporation legally existing and in good standing under the laws of the State of Arizona.
     2. Local Guarantor has the corporate power to enter into the Supplemental Indenture and the Guarantee.
     3. The Supplemental Indenture has been duly authorized, executed and delivered by Local Guarantor.
     4. The Guarantee has been duly authorized by Local Guarantor. The Guarantee will be duly executed and delivered by Local Guarantor when it is (a) signed by an officer of Local Guarantor duly authorized to do so by the Board of Directors of Local Guarantor in a resolution that remains in full force and effect, and (b) delivered to the Trustee in accordance with the terms of the Indenture.
     5. No consent, approval, authorization or other order of any governmental agency or body of the State of Arizona generally applicable to entities such as the Local Guarantor, or, to our knowledge, of any court of the State of Arizona, is required of the Local Guarantor for the execution and delivery of the Guarantee.
C. Assumptions
     With your permission, in rendering the foregoing opinions, we have made the following assumptions. We have made these assumptions without independent verification, and with the understanding that we are under no duty to inquire about or perform any investigation regarding such matters:

     (a) the genuineness of all signatures not witnessed, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the legal capacity of each individual who signed any of those documents;
     (b) the due authorization, execution and delivery by the parties thereto of all documents examined by us (other than the due authorization of the Supplemental Indenture and Guarantee by the Local Guarantor);
     (c) the accuracy, completeness, and genuineness of all representations and certifications made to or obtained by us, including those of public officials;
     (d) the accuracy and completeness of records of Local Guarantor provided to us;
     (e) that each of the Corporate Documents remain in full force and effect;
     (f) that the Supplemental Indenture was delivered to the Trustee in accordance with the terms of the Indenture; and
     (g) that no fraud or dishonesty exists with respect to any matters relevant to our opinions.
D. Qualifications and Limitations
The opinions set forth above are subject to the following qualifications and limitations:
     1. The opinions expressed in Paragraph B.1 above as to the legal existence and good standing of Local Guarantor are based solely on our review of a good standing certificate issued by the Arizona Corporation Commission, dated January 23, 2011, a copy of which has been made available to you, and our opinions with respect to such matters are limited accordingly.
     2. The opinions expressed herein are limited exclusively to the laws of the State of Arizona and reported judicial interpretations of such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     3. Where we render an opinion “to our knowledge,” it is based solely upon the actual knowledge of the attorneys who have been directly involved in preparing this opinion, and means that in the course of such preparation no facts have come to our attention that would give us actual knowledge or actual notice that the opinion is not accurate.
     We hereby consent to the filing of this opinion as an attachment to your opinion, as filed with the

Registration Statement.

Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)